CONSENT OF INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Cintas Corporation for the registration of 11,044 shares of its common stock and to the incorporation by reference therein of our report dated July 2, 1998, with respect to the consolidated financial statements of Cintas Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended May 31, 1998 and our report dated April 30, 1999 with respect to the supplemental consolidated financial statements of Cintas Corporation included in its Current Report on Form 8-K/A filed May 7, 1999 with the Securities and Exchange Commission.

                                       ERNST & YOUNG LLP


Cincinnati, Ohio
June 24, 1999